Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jowell Global Ltd. on Form S-8 [File No. 333-259695] and Form F-3 [File No. 333-264109] of our report dated May 15, 2023, relating to the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes, before the adjustments to retrospectively apply the change in accounting related to the Share Consolidation as described in Note 12, appearing in this Annual Report on Form 20-F of Jowell Global Ltd. for the year ended December 31, 2024.

We were dismissed as auditors on December 21, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in the Annual Report on Form 20-F for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Form F-3 [File No. 333-264109].

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 9, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com